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                                                                    EXHIBIT 23.3

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

                                                                         GOLDMAN
                                                                         SACHS



PERSONAL AND CONFIDENTIAL
- -------------------------

October 25, 1994


Board of Directors
Jones Spacelink, Ltd.
9697 East Mineral Avenue
Englewood, CO 80112

Re: Registration Statement (File No. 33-54527) of Jones Intercable, Inc.

Gentlemen:

Attached is our opinion letter dated June 1, 1994 with respect to the $19.00 per Optioned Share in cash to be received by Jones Spacelink, Ltd. in exchange for granting Bell Canada International Inc. an option to purchase the 2.859 million shares of Common Stock, par value, $.01 per share, of Jones Intercable, Inc., which Jones Spacelink, Ltd. currently owns.

The foregoing opinion letter is solely for the information and assistance of the Board of Directors of Jones Spacelink, Ltd. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Opinion of Financial Advisors" and "The Spacelink Transaction" and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
GOLDMAN, SACHS & CO.